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                                                                   EXHIBIT D(2)


                          AMENDMENT TO RIGHTS AGREEMENT


         THIS AMENDMENT TO RIGHTS AGREEMENT is made as of March 29, 2000, by and between PULASKI FURNITURE CORPORATION, a Virginia corporation (the "Company"), and FIRST UNION NATIONAL BANK, a national banking corporation (the "Rights Agent").

                              W I T N E S S E T H :
                              --------------------

         WHEREAS, that certain Amended and Restated Rights Agreement, dated as of December 15, 1997, was entered into between the Company and the Rights Agent (the "Original Rights Agreement") relating to the distribution of a dividend of certain rights to the holders of shares of common stock of the Company; and

         WHEREAS, Section 27 of the Original Rights Agreement permits the Company (and, upon the direction of the Company, requires the Rights Agent), at any time before the Distribution Date (as defined in the Original Rights Agreement) to supplement or amend the Original Rights Agreement in certain respects, and, in accordance with such Section, the Company desires to amend the Rights Agreement as set forth herein and hereby directs the Rights Agent to join in the execution hereof;

         NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledges, the parties hereby agree as follows:

         Section 1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Original Rights Agreement.

         Section 2.  Amendments.  The following new Section 35 shall be added:


          "35.  Exemption of Pine  Holdings,  Inc. and Pine  Acquisition
Corp. Offer and Merger: Notwithstanding anything to the contrary contained in this Agreement: (i) the provisions of Section 3(a), 7(a), 11(a) (ii) and 13(a) shall not apply with respect to any transaction undertaken by Pine Holdings, Inc. ("Parent"), Pine Acquisition Corp. ("Acquiror") or any of their Affiliates or Associates pursuant to the Agreement and Plan of Merger, dated March 29, 2000, by and among Parent, Acquiror and the Company (the "Merger Agreement"), or any action taken by any Management Shareholder pursuant to the Voting Agreement (as those terms are defined in the Merger Agreement); (ii) none of Parent, Acquiror or any of their Affiliates or Associates or any Management Shareholder shall be deemed to be an Acquiring Person as a result of any such transactions or actions;
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and (iii) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred as a result of any such transactions or actions."

         Section 3. Confirmation. Except as expressly amended hereby, the Original Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

         Section 4. Governing Law. This amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         Section 5. Counterparts. This Amendment may be executed in any number of counterparts and, if so executed, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                      PULASKI FURNITURE CORPORATION



                                      By:   /s/ Harry H. Warner
                                         --------------------------------
                                          Its:  Chairman of the Board


                                      FIRST UNION NATIONAL BANK



                                      By:     /s/ Frances Beam
                                          -------------------------------
                                          Its:  Vice President

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